eMagin Corp. Announces Delay in Filing Of Annual Report On Form 10-KSB and Amendments of Previously Filed 10-QSB's for 2004

HOPEWELL JUNCTION, N.Y.--(BUSINESS WIRE)--March 31, 2005--eMagin Corporation (AMEX:EMA - News) announced today that it will delay filing its Annual Report on Form 10-KSB with the SEC for approximately one week. The Company has not completed updating its report to reflect reclassification of previously reported non-cash expenses as they relate to equity transactions completed in 2004.

As a result of the Company's preliminary analysis of equity related non-cash expenses it has determined that approximately $1.68 million from the conversion of debt to equity during the quarter ended March 31, 2004, which was originally recorded as an equity transaction, should be reclassified as interest expense. This will be offset by the Company's previously reported reclassification of approximately $1.64 million originally recorded as interest expenses, to equity transactions from warrant re-pricings during the quarters ended September 30 and December 31, 2004. The net of these changes result in an increase of approximately $38,000 to interest expense and net loss for the twelve months ended December 31, 2004 as compared to the preliminary results released March 14, 2005. Preliminary fiscal year 2004 loss per share originally reported as $0.20 per share is unchanged.

The changes mentioned above will be reflected through amendments restating previously filed forms 10-QSB for the periods ending March 31, June 30 and September 30, 2004.


Complete Description

This press release does not provide a complete summary of the new financial statements. Complete documents will be filed on Form 10-QSB/A for the quarters ended March 31, June 30, September 30, 2004 and on Form 10-KSB for the year ended December 31, 2004. eMagin's Current Report on Form 8-K will be available on the website of the U.S. Securities and Exchange Commission at www.sec.gov.

About eMagin Corporation

A leader in virtual imaging technology, eMagin integrates high-resolution OLED microdisplays, magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor or a large-screen television. With unique technology for producing high-performance small molecule OLED-on-silicon microdisplays and related optical systems, eMagin is the only company to supply these displays in commercial quantities to OEMs. In addition, the company sells integrated modules to military, industrial and medical customers, and has recently announced its first consumer system, the Z800 3D Visor. eMagin's microdisplay operations are co-located with IBM on its campus in East Fishkill, N.Y. Optics and system design facilities are located in Redmond, Wash. For additional information, please visit www.emagin.com and www.3dvisor.com


Contact:
     eMagin Corporation
     John Atherly, 425-882-7878
     jatherly@emagin.com